Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal Year Results

2009 Fourth Quarter

•	Revenues of $913.7 million – down 29%

•

Earnings per share of $0.19 (includes $1.34 earnings per share related to the reduction of the deferred tax asset valuation allowance primarily due to a NOL carryback, offset by a $0.58 per share charge related to valuation adjustments and other write-offs and a $0.31 per share charge related to valuation adjustments to land the Company intends to sell or has sold to third parties)

•	Gross margin on home sales of 17.8% (excluding valuation adjustments of $55.5 million)

•	Improved 80 basis points from Q4 2008

•	Improved 220 basis points from Q3 2009

•	Gross margin on home sales of 11.1% (including valuation adjustments)

•	Decreased 50 basis points from Q4 2008

•	Improved 330 basis points from Q3 2009

•	S,G&A expenses decreased $32.2 million, or 19%

•	S,G&A expenses as a % of revenues from home sales of 16.2% – up 210 basis points

•	Homebuilding cash of $1.3 billion and no outstanding borrowings under the Company’s credit facility

•	Homebuilding debt to total capital, net of homebuilding cash, of 36.9%

•	Maximum recourse indebtedness related to the Company’s unconsolidated entities of $287.7 million – reduced $92.6 million since Q3 2009

•	Deliveries of 3,496 homes – down 23% from Q4 2008; up 30% from Q3 2009

•	New orders of 2,652 homes – up 3%

•	Cancellation rate of 20% – compared to 32%

•	Backlog dollar value of $479.6 million – improved 5%

2009 Fiscal Year

•	Revenues of $3.1 billion – down 32%

•

Loss per share of $2.45 (includes a $1.73 per share charge related to valuation adjustments and other write-offs and a $0.35 per share charge related to valuation adjustments to land the Company intends to sell or has sold to third parties, offset by $0.48 earnings per share related to the reduction of the deferred tax asset valuation allowance primarily due to a NOL carryback)

•	Deliveries of 11,478 homes – down 27%

•	New orders of 11,510 homes – down 14%

•	Cancellation rate of 18% – compared to 26%

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Miami, January 7, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2009. Fourth quarter net earnings in 2009 were $35.6 million, or $0.19 per diluted share, compared to a net loss of $811.0 million, or $5.12 per diluted share, in 2008. The net loss for the year ended November 30, 2009 was $417.1 million, or $2.45 per diluted share, compared to a net loss of $1,109.1 million, or $7.00 per diluted share, in 2008.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “During the fourth quarter, the overall housing market continued to move towards stabilization as more confident homebuyers took advantage of increased affordability and the $8,000 federal tax credit. While we continue to adapt our business in light of the current economic landscape and its challenges, we are optimistic that homebuyers have recognized that the residential housing market is improving and will continue to take advantage of the extended housing stimulus.”

Mr. Miller continued, “We continued to focus on the basics of our homebuilding operations, as we strategically position our company to return to profitability in 2010. We experienced the first year-over-year increase in new orders since our first quarter of 2006. Additionally, our fourth quarter results reflected a sequential improvement of 190 basis points in pre-impairment operating margin. This improvement was primarily driven by reduced sales incentives, lower construction costs and the successful rollout of our new value-engineered products.”

Mr. Miller concluded, “We ended the year with $1.3 billion in cash and a responsible homebuilding debt-to-total capital ratio, net of homebuilding cash, of 36.9%. Additionally, as a result of tax legislation that was enacted in our fourth quarter, we will receive a tax refund of approximately $320 million in early 2010. Our improved balance sheet enables us to continue to capitalize on distressed land-buying opportunities, which will improve our operating results in 2010 and beyond.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2009 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2008

Homebuilding

Revenues from home sales decreased 30% in the fourth quarter of 2009 to $830.2 million from $1,183.1 million in 2008. Revenues were lower primarily due to a 22% decrease in the number of home deliveries, excluding unconsolidated entities, and a 9% decrease in the average sales price of homes delivered in the fourth quarter of 2009. New home deliveries, excluding unconsolidated entities, decreased to 3,488 homes in the fourth quarter of 2009 from 4,484 homes last year. In the fourth quarter of 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $238,000 in the fourth quarter of 2009 from $262,000 in the same period last year. Sales incentives offered to homebuyers were $36,300 per home delivered in the fourth quarter of 2009, compared to $51,400 per home delivered in the same period last year, and declined sequentially from $42,200 per home delivered in the third quarter of 2009.

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Gross margins on home sales excluding valuation adjustments were $147.7 million, or 17.8%, in the fourth quarter of 2009, compared to $200.8 million, or 17.0%, in the fourth quarter of 2008. Gross margin percentage on home sales, excluding valuation adjustments, improved compared to last year, due primarily to reduced sales incentives as a percentage of revenues from home sales decreasing to 13.2% in the fourth quarter of 2009, from 16.4% in the fourth quarter of 2008. Gross margins on home sales were $92.2 million, or 11.1%, in the fourth quarter of 2009, which included $55.5 million of valuation adjustments, compared to gross margins on home sales of $137.4 million, or 11.6%, in the fourth quarter of 2008, which included $63.4 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments is a non-GAAP financial measure (please refer to the Non-GAAP Financial Measure section within this release).

Homebuilding interest expense was $47.9 million in the fourth quarter of 2009 ($21.9 million was included in cost of homes sold, $4.1 million in cost of land sold and $21.9 million in interest expense), compared to $32.4 million in the fourth quarter of 2008 ($25.8 million was included in cost of homes sold, $1.1 million in cost of land sold and $5.5 million in interest expense). Despite a decrease in deliveries during the fourth quarter of 2009, compared to the fourth quarter of 2008, interest expense increased primarily due to the interest related to the $400 million 12.25% senior notes due 2017 issued during the second quarter of 2009, as well as a reduction in qualifying assets eligible for interest capitalization as a result of a decrease in inventories from prior year.

Selling, general and administrative expenses were reduced by $32.2 million, or 19%, in the fourth quarter of 2009, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 16.2% in the fourth quarter of 2009, from 14.1% in the fourth quarter of 2008, due to lower revenues and non recurring lease termination charges and legal expenses.

Losses on land sales totaled $161.3 million in the fourth quarter of 2009, which included $102.4 million of valuation adjustments (of which $71.6 million related to actual land sales completed during the quarter) and $63.6 million of write-offs of deposits and pre-acquisition costs related to homesites under option that the Company does not intend to purchase. In the fourth quarter of 2008, losses on land sales totaled $72.5 million, which included $16.7 million of valuation adjustments and $62.9 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $25.8 million in the fourth quarter of 2009, which included $20.9 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $6.3 million in the fourth quarter of 2008, which included $2.4 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other expense, net, totaled $25.3 million in the fourth quarter of 2009, which included $17.2 million of valuation adjustments to the Company’s investments in unconsolidated entities and $9.1 million of write-offs of notes and other receivables, compared to other expense, net, of $72.6 million in the fourth quarter of 2008, which included $56.3 million of valuation adjustments to the Company’s investments in unconsolidated entities and $19.4 million of write-offs of notes and other receivables.

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Minority interest income (expense), net was $17.9 million in the fourth quarter of 2009, which included $13.6 million of minority interest income as a result of a $27.2 million valuation adjustment to inventories of 50%-owned consolidated joint ventures, compared to minority interest income (expense), net of ($4.9) million in the fourth quarter of 2008.

Sales of land, equity in loss from unconsolidated entities, other expense, net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment was $7.8 million in the fourth quarter of 2009, compared to an operating loss of $5.4 million in the same period last year. The increase in profitability in the Financial Services segment was primarily due to lower fixed costs as a result of successful cost reduction initiatives implemented throughout the downturn.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased by $2.5 million, or 8%, in the fourth quarter of 2009, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 3.7% in the fourth quarter of 2009, from 2.4% in the fourth quarter of 2008, primarily due to lower revenues and non recurring lease termination charges.

Deferred Tax Asset Valuation Allowance

Generally Accepted Accounting Principles (“GAAP”) requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net operating loss during the fourth quarter of 2009, the Company generated deferred tax assets of $106.5 million and recorded a non-cash valuation allowance against the entire amount of the deferred tax assets. In addition, the Company recorded a reversal of its deferred tax asset valuation allowance of $351.8 million during the fourth quarter of 2009, primarily due to a change in tax legislation, which allowed the Company to carry back its fiscal year 2009 tax loss to recover previously paid income taxes.

YEAR ENDED NOVEMBER 30, 2009 COMPARED TO

YEAR ENDED NOVEMBER 30, 2008

Homebuilding

Revenues from home sales decreased 33% in the year ended November 30, 2009 to $2.8 billion from $4.2 billion in 2008. Revenues were lower primarily due to a 26% decrease in the number of home deliveries, excluding unconsolidated entities, and a 10% decrease in the average sales price of homes delivered in 2009. New home deliveries, excluding unconsolidated entities, decreased to 11,422 homes in the year ended November 30, 2009 from 15,344 homes last year. In the year ended November 30, 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $243,000 in the year ended November 30, 2009 from $270,000 in 2008. Sales incentives offered to homebuyers were $44,800 per home delivered in the year ended November 30, 2009, compared to $48,700 per home delivered last year.

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Gross margins on home sales excluding valuation adjustments were $432.2 million, or 15.6%, in the year ended November 30, 2009, compared to $705.1 million, or 17.0%, in 2008. Gross margin percentage on home sales, excluding valuation adjustments, decreased compared to last year, due primarily to reduced pricing. Gross margins on home sales were $252.0 million, or 9.1%, in the year ended November 30, 2009, which included $180.2 million of valuation adjustments, compared to gross margins on home sales of $509.6 million, or 12.3%, in the year ended November 30, 2008, which included $195.5 million of valuation adjustments. Gross margins on home sales excluding valuation adjustments is a Non-GAAP financial measure (please refer to the Non-GAAP Financial Measure section within this release).

Homebuilding interest expense was $147.4 million in the year ended November 30, 2009 ($67.4 million was included in cost of homes sold, $9.2 million in cost of land sold and $70.9 million in interest expense), compared to $130.4 million in the year ended November 30, 2008 ($99.3 million was included in cost of homes sold, $3.4 million in cost of land sold and $27.6 million in interest expense). Despite a decrease in deliveries during the year ended November 30, 2009, compared to last year, interest expense increased primarily due to the interest related to the $400 million 12.25% senior notes due 2017 issued during the second quarter of 2009, as well as a reduction in qualifying assets eligible for interest capitalization as a result of a decrease in inventories from prior year.

Selling, general and administrative expenses were reduced by $206.0 million, or 31%, in the year ended November 30, 2009, compared to last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 16.2% in the year ended November 30, 2009, from 15.8% in 2008, due to lower revenues.

Losses on land sales totaled $178.8 million in the year ended November 30, 2009, which included $108.9 million of valuation adjustments and $84.4 million of write-offs of deposits and pre-acquisition costs related to homesites under option that the Company does not intend to purchase. In the year ended November 30, 2008, losses on land sales totaled $133.2 million, which included $47.8 million of valuation adjustments and $97.2 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $130.9 million in the year ended November 30, 2009, which included $101.9 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $59.2 million in the year ended November 30, 2008, which included $32.2 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other expense, net totaled $98.4 million in the year ended November 30, 2009, which included $89.0 million of valuation adjustments to the Company’s investments in unconsolidated entities and $9.7 million of write-offs of notes and other receivables, compared to other expense, net of $172.4 million in the year ended November 30, 2008, which included $172.8 million of valuation adjustments to the Company’s investments in unconsolidated entities and $25.0 million of write-offs of notes and other receivables.

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Minority interest income, net was $28.9 million in the year ended November 30, 2009, which included $13.6 million of minority interest income as a result of a $27.2 million valuation adjustment to inventories of 50%-owned consolidated joint ventures, compared to minority interest income, net of $4.1 million in the year ended November 30, 2008.

Sales of land, equity in loss from unconsolidated entities, other expense, net and minority interest income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment was $36.0 million in the year ended November 30, 2009, compared to an operating loss of $31.0 million last year. The increase in profitability in the Financial Services segment was primarily due to lower fixed costs as a result of successful cost reduction initiatives implemented throughout the downturn. In addition, in the year ended November 30, 2008, there was a $27.2 million write-off of goodwill related to the segment’s mortgage operations, compared to no write-off in the year ended November 30, 2009.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $9.7 million, or 7%, for the year ended November 30, 2009, compared to 2008. As a percentage of total revenues, corporate general and administrative expenses increased to 3.8% in the year ended November 30, 2009, from 2.8% last year, due to lower revenues.

Deferred Tax Asset Valuation Allowance

GAAP requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net operating loss during the year ended November 30, 2009, the Company generated deferred tax assets of $269.6 million and recorded a non-cash valuation allowance against the entire amount of the deferred tax assets. In addition, the Company recorded a reversal of its deferred tax asset valuation allowance of $351.8 million during the fourth quarter of 2009, primarily due to a change in tax legislation, which allowed the Company to carry back its fiscal year 2009 tax loss to recover previously paid income taxes.

Debt Repurchase/Debt Issuance

In March 2009, the Company retired its $281 million 7  5/8% senior notes due March 2009 for 100% of the outstanding principal amount, plus accrued interest as of the maturity date.

In April 2009, the Company issued $400 million of 12.25% senior notes due 2017 in a private placement under SEC Rule 144A.

During 2009, the Company redeemed $50 million of its 5.125% senior notes due 2010 and $5 million of its 5.95% senior notes due 2011.

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Equity Draw-down Program

As of November 30, 2009, the Company had issued 21.0 million shares of its Class A common stock under an equity draw-down program for gross proceeds of $225.5 million. The Company is authorized to sell shares for up to $275 million under the equity draw-down program.

LandSource/Newhall

In July 2009, the United States Bankruptcy Court for the District of Delaware confirmed the plan of reorganization for LandSource. As a result of the bankruptcy proceedings, LandSource was reorganized into a new company called Newhall Land Development, LLC, (“Newhall”). The reorganized company emerged from Chapter 11 with more than $90 million in cash and free of debt. In addition, as part of the reorganization plan, the Company invested approximately $140 million in exchange for a 15% equity interest in the reorganized Newhall, ownership in several communities that were formerly owned by LandSource and the settlement and release of any claims that might have been asserted against the Company.

Non-GAAP Financial Measure

Gross margins on home sales excluding valuation adjustments is a non-GAAP financial measure, and is defined by the Company as sales of homes revenue less costs of homes sold excluding valuation adjustments recorded during the period. Management finds this to be an important and useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the Company’s valuation adjustments relate to inventory that it did not deliver during the period. Gross margins on home sales excluding valuation adjustments also is important to management, because it assists management in making strategic decisions regarding the Company’s construction pace, product mix and product pricing based upon the profitability the Company generated on homes it actually delivered during previous periods. The Company believes investors also find gross margins on home sales excluding valuation adjustments to be important and useful because it discloses a profitability measure on homes the Company actually delivered in a period that can be compared to the profitability on homes the Company delivered in a prior period without regard to the variability of valuation adjustments recorded from period to period. In addition, to the extent that the Company’s competitors provide similar information, disclosure of the Company’s gross margins on home sales excluding valuation adjustments helps readers of the Company’s financial statements compare the Company’s ability to generate profits with regard to the homes it delivers in a period to its competitors’ ability to generate profits with regard to the homes they deliver in the same period.

Although management finds gross margins on home sales excluding valuation adjustments to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. This is because it excludes charges the Company recorded, in accordance with GAAP, relating to inventory that was impaired during the period. In addition, because gross margins on home sales excluding valuation adjustments is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to differences in methods of calculation and charges being excluded.

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Management compensates for the limitations of using gross margins on home sales excluding valuation adjustments by using this non-GAAP measure only to supplement the Company’s GAAP results in order to provide a more complete understanding of the factors and trends affecting the Company’s operations. In order to analyze the Company’s overall performance and actual profitability relative to its homebuilding operations, the Company also compares its gross margins on home sales during the period, inclusive of valuation adjustments, with the same measure during prior comparable periods. Due to the limitations discussed above, gross margins on home sales excluding valuation adjustments should not be viewed in isolation as it is not a substitute for GAAP measures of gross margins.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern time on Thursday, January 7, 2010. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-3897 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2009	2008	2009	2008
Revenues:
Homebuilding	$856,409	1,206,562	2,834,285	4,263,038
Financial services	57,332	71,486	285,102	312,379

Total revenues	$913,741	1,278,048	3,119,387	4,575,417

Homebuilding operating loss	$(258,933)	(58,228)	(647,381)	(400,786)
Financial services operating earnings (loss)	7,795	(5,423)	35,982	(30,990)
Corporate general and administrative expenses	(33,770)	(31,299)	(120,093)	(129,752)

Loss before benefit (provision) for income taxes	(284,908)	(94,950)	(731,492)	(561,528)
Benefit (provision) for income taxes	320,480	(716,039)	314,345	(547,557)

Net earnings (loss)	$35,572	(810,989)	(417,147)	(1,109,085)

Average shares outstanding:
Basic	182,175	158,529	170,537	158,395

Diluted	182,885	158,529	170,537	158,395

Earnings (loss) per share:
Basic	$0.20	(5.12)	(2.45)	(7.00)

Diluted	$0.19	(5.12)	(2.45)	(7.00)

Supplemental information:
Interest incurred (1)	$49,124	37,576	172,115	148,293

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes and other receivables and goodwill (2):
Loss before benefit (provision) for income taxes	$(284,908)	(94,950)	(731,492)	(561,528)
Interest expense	47,930	32,371	147,449	130,357
Valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes and other receivables and goodwill	255,201	221,099	560,449	597,710

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes and other receivables and goodwill	$18,223	158,520	(23,594)	166,539

(1)	Amount represents interest incurred related to homebuilding debt.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes and other receivables and goodwill is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes and other receivables and goodwill reflected in loss before benefit (provision) for income taxes. This financial measure has been presented because the Company finds it useful and important in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2009	2008	2009	2008
Revenues:
Sales of homes	$830,226	1,183,066	2,776,850	4,150,717
Sales of land	26,183	23,496	57,435	112,321

Total revenues	856,409	1,206,562	2,834,285	4,263,038

Costs and expenses:
Cost of homes sold	737,996	1,045,622	2,524,850	3,641,090
Cost of land sold	187,438	96,010	236,277	245,536
Selling, general and administrative	134,758	166,967	449,259	655,255

Total costs and expenses	1,060,192	1,308,599	3,210,386	4,541,881

Homebuilding operating margins	(203,783)	(102,037)	(376,101)	(278,843)
Gain on recapitalization of unconsolidated entity	—	133,097	—	133,097
Equity in loss from unconsolidated entities	(25,807)	(6,299)	(130,917)	(59,156)
Other expense, net	(25,322)	(72,612)	(98,425)	(172,387)
Interest expense	(21,900)	(5,474)	(70,850)	(27,594)
Minority interest income (expense), net	17,879	(4,903)	28,912	4,097

Homebuilding operating loss	$(258,933)	(58,228)	(647,381)	(400,786)

Reconciliation of gross margins on home sales excluding valuation adjustments to gross margins on home sales:
Sales of homes	$830,226	1,183,066	2,776,850	4,150,717
Cost of homes sold	737,996	1,045,622	2,524,850	3,641,090

Gross margins on home sales	92,230	137,444	252,000	509,627
Valuation adjustments to finished homes, CIP and land on which the Company intends to build homes	55,503	63,385	180,239	195,518

Gross margins on home sales excluding valuation adjustments	$147,733	200,829	432,239	705,145

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2009	2008	2009	2008
Valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$12,698	25,824	73,670	76,791
Central	2,140	7,035	13,603	28,142
West	23,192	26,654	64,095	75,614
Houston	356	1,468	1,116	2,262
Other	17,117	2,404	27,755	12,709

Total	55,503	63,385	180,239	195,518

Valuation adjustments to land the Company intends to sell or has sold to third parties:
East (1)	21,350	9,411	23,467	23,251
Central	124	1,598	1,309	12,369
West	36,146	5,657	38,679	11,094
Houston	46	29	674	137
Other	31,185	47	31,185	940

Total	88,851	16,742	95,314	47,791

Write-offs of option deposits and pre-acquisition costs:
East	52,388	7,979	64,131	18,989
Central	—	188	82	6,024
West	9,420	52,374	13,902	62,447
Houston	1,750	—	2,471	745
Other	—	2,331	3,786	8,967

Total	63,558	62,872	84,372	97,172

Company’s share of valuation adjustments related to assets of unconsolidated entities:
East	253	—	504	7,241
Central	4,730	1,574	6,184	1,732
West	15,369	805	94,665	22,675
Houston	540	—	540	—
Other	—	—	—	597

Total	20,892	2,379	101,893	32,245

Valuation adjustments to investments in unconsolidated entities included in other expense, net:
East	2,415	34,169	4,981	54,340
Central	—	10,776	13,179	11,197
West	11,200	7,600	65,607	90,193
Houston	1,317	—	1,317	—
Other	2,317	3,754	3,888	17,060

Total	17,249	56,299	88,972	172,790

Write-offs of notes and other receivables:
East	2,148	10,200	2,148	10,200
Central	105	—	105	—
West	6,876	9,222	7,387	10,222
Houston	—	—	—	—
Other	19	—	19	4,596

Total	9,148	19,422	9,659	25,018

Financial services goodwill impairment	—	—	—	27,176

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs, notes and other receivables and goodwill	$255,201	221,099	560,449	597,710

(1)	For the three months and year ended November 30, 2009, valuation adjustments to land the Company intends to sell or has sold to third parties has been reduced by $13.6 million of minority interest income recorded as a result of $27.2 million of valuation adjustments to inventories of 50% - owned consolidated joint ventures.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2009	2008	2009	2008
Deliveries - Homes:
East	1,163	1,517	3,817	4,957
Central	553	605	1,796	2,442
West	722	1,157	2,480	4,031
Houston	671	791	2,150	2,736
Other	387	448	1,235	1,569

Total	3,496	4,518	11,478	15,735

Of the total home deliveries listed above, 8 and 56, respectively, represent deliveries from unconsolidated entities for the three months and year ended November 30, 2009, compared with 34 and 391 deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$261,059	373,869	844,689	1,276,454
Central	113,450	123,802	361,273	512,957
West	228,561	412,765	856,285	1,519,219
Houston	133,531	156,513	429,127	542,288
Other	99,697	130,558	331,852	504,336

Total	$836,298	1,197,507	2,823,226	4,355,254

Of the total dollar value of home deliveries listed above, $6,072 and $46,376, respectively, represent dollar value of deliveries from unconsolidated entities for the three months and year ended November 30, 2009, compared with $14,441 and $204,537 dollar value of deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	841	763	3,710	3,953
Central	419	469	1,840	2,280
West	537	634	2,569	3,396
Houston	529	449	2,130	2,416
Other	326	248	1,261	1,346

Total	2,652	2,563	11,510	13,391

Of the total new orders listed above, 10 and 58, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2009, compared to 38 net cancellations from unconsolidated entities for the three months ended November 30, 2008 and 174 net new orders from unconsolidated entities for the year ended November 30, 2008.

New Orders - Dollar Value:
East	$188,343	158,548	820,209	910,749
Central	88,359	92,099	373,084	470,721
West	192,117	212,071	892,002	1,249,733
Houston	109,264	79,474	432,380	471,733
Other	91,713	55,418	328,858	357,718

Total	$669,796	597,610	2,846,533	3,460,654

Of the total dollar value of new orders listed above, $7,500 and $41,543, respectively, represent dollar value of new orders from unconsolidated entities for the three months and year ended November 30, 2009, compared to the value of net cancellations from unconsolidated entities of ($13,345) for the three months ended November 30, 2008 and $97,525 dollar value of new orders from unconsolidated entities for the year ended November 30, 2008.

13-13-13

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	November 30,
	2009	2008
Backlog - Homes:
East	682	787
Central	167	123
West	336	247
Houston	249	269
Other	197	173

Total	1,631	1,599

Of the total homes in backlog listed above, 9 represents homes in backlog from unconsolidated entities at November 30, 2009, compared to 8 homes in backlog from unconsolidated entities at November 30, 2008.

Backlog - Dollar Value:
East	$179,175	202,791
Central	36,158	23,736
West	143,868	108,779
Houston	60,876	57,785
Other	59,494	63,179

Total	$479,571	456,270

Of the total dollar value of homes in backlog listed above, $7,233 represents the backlog dollar value from unconsolidated entities at November 30, 2009, compared to $12,460 of backlog dollar value from unconsolidated entities at November 30, 2008.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	November 30,
	2009	2008
Homebuilding debt	$2,761,352	2,544,935
Stockholders’ equity	2,443,479	2,623,007

Total capital	$5,204,831	5,167,942

Homebuilding debt to total capital	53.1%	49.2%

Homebuilding debt	$2,761,352	2,544,935
Less: Homebuilding cash and cash equivalents	1,330,603	1,091,468

Net homebuilding debt	$1,430,749	1,453,467

Net homebuilding debt to total capital (1)	36.9%	35.7%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders’ equity).